Exhibit 2.3
THE SECURITIES EVIDENCED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF SUCH SECURITIES REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH REGISTRATION IS NOT REQUIRED.
WARRANT TO PURCHASE COMMON STOCK
OF
MITEM CORPORATION
Issued on September 30, 2005
     FOR VALUE RECEIVED and subject to the terms and conditions set forth herein, MyDocOnline, Inc., a Delaware corporation (“Holder”) is entitled to purchase from Mitem Corporation, a California corporation (the “Company”), at any time before the termination of this Warrant pursuant to Section 5 below, 400,000 shares of the Company’s Common Stock (the “Warrant Shares”), at a price per share of $0.50 (the “Warrant Price”), subject to adjustment set forth below.
     1. Adjustment of Warrant Price and Warrant Shares. The number of Warrant Shares issuable upon the exercise of this Warrant and the exercise price thereof shall be subject to adjustment from time to time as follows:
          (a) Change of Control. If at any time while this Warrant or any portion thereof is outstanding and unexpired, there shall be a merger or consolidation of the Company with or into another entity in which shares of the Company’s capital stock outstanding immediately prior to such transaction are converted by virtue of such transaction into other property, whether in the form of securities, cash or otherwise (a “Change of Control”), then, as part of such Change of Control, lawful provision shall be made so that Holder shall receive upon exercise of this Warrant, during the period specified herein and upon payment of the Warrant Price then in effect, the number of shares of stock or other securities or property of the successor company resulting from such Change of Control that a holder of the Warrant Shares deliverable upon exercise of this Warrant would have been entitled to receive in such Change of Control if this Warrant had been exercised immediately before such Change of Control.
          (b) Reclassification, etc. If the Company at any time shall, by subdivision, combination or reclassification of securities or otherwise, change any of the securities to which purchase rights under this Warrant exist into the same or a different number of securities of any class or classes, this Warrant shall thereafter be to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant immediately prior to such subdivision, combination, reclassification or other change. If shares of the class of the Company’s stock for which this Warrant is being exercised are subdivided or combined into a greater or smaller number of shares of stock, the Warrant Price shall be proportionately reduced in the case of subdivision of shares or proportionately increased in the case of combination of shares, in both cases by the ratio which the total number of shares of such class of stock to be outstanding immediately after such event bears to the total number of shares of such class of stock outstanding immediately prior to such event.
          (c) Stock Dividends. If the Company, at any time after the date hereof, by dividend or otherwise, distributes to all holders of its Common Stock shares of any class of capital stock of the Company or evidences of its indebtedness or other assets (the foregoing hereinafter in this Section 1(c) being referred to as the “Securities”), the Company shall reserve such Securities for distribution to the Holder upon exercise of this Warrant so that the Holder exercising this Warrant will receive upon such exercise, in addition to the Warrant Shares to which such Holder is entitled, the amount and kind of such Securities which such Holder would have received if such Holder had exercised this Warrant immediately prior to the record date for such distribution of the Securities.
          Whenever the Warrant Price or number or type of securities issuable upon exercise of this Warrant is adjusted, as herein provided, the Company shall promptly deliver to Holder a certificate of an officer of the Company setting forth the nature of such adjustment and a brief statement of the facts requiring such adjustment.
     2. No Shareholder Rights. This Warrant, by itself, as distinguished from Warrant Shares purchased hereunder, shall not entitle its holder to any of the rights of a shareholder of the Company.
     3. Exercise of Warrant. This Warrant may be exercised in whole or in part by Holder, at any time after the date hereof and prior to the termination of this Warrant, by the surrender of this Warrant, together with the Notice of Exercise attached hereto as Attachment 1 and the Investment Representation Statement attached hereto as Attachment 2, duly completed and executed at the principal office of the Company, accompanied by payment in full of the Warrant Price in cash or by check with respect to the Warrant Shares being purchased. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and Holder shall be treated for all purposes as holder of such shares of record as of the close of business on such date. As promptly as practicable after such date, the Company shall issue and deliver to Holder a certificate or certificates for the number of Warrant Shares issuable upon such exercise. Upon surrender of this Warrant following one or more partial exercises, the Company shall issue or cause to be issued, at its expense, a new Warrant evidencing the right to purchase the remaining number of Warrant Shares.
     4. Charges, Taxes and Expenses. Issuance and delivery of certificates for Warrant Shares upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.
     5. Transfer of Warrant or Warrant Shares.

          (a) This Warrant and the Warrant Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer of this Warrant or the Warrant Shares, in whole or in part, is to an affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144, Holder represents that it has complied with Rule 144 in reasonable detail, the selling broker represents that it has complied with Rule 144, and the Company is provided with a copy of Holder’s notice of proposed sale.
          (b) Holder hereby agrees that, in connection with the initial public offering by the Company, during the period of duration specified by the Company or the underwriter of common stock of the Company following the effective date of the registration statement of the Company filed under the Securities Act of 1933, as amended (the “Act”), with respect to such offering, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase, pledge or otherwise transfer or dispose of the Warrant and/or Warrant Shares held by it at any time during such period except common stock included in such registration; provided that such period shall not exceed one hundred eighty days or such lesser period as is generally imposed by the Company or the underwriters on officers and directors of the Company. Holder further agrees that the Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.
     6. Termination. This Warrant shall terminate upon the fifth anniversary of the date hereof (the “Termination Date”).
     7. Legend. Upon issuance, the Warrant Shares shall be imprinted with a legend in substantially the following form:
THIS SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF SUCH SECURITIES REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH REGISTRATION IS NOT REQUIRED.
together with any legend required under applicable State securities laws.
     8. Lost Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

     9. Attorneys’ Fees. In the event of any legal action to enforce or construe the rights of the parties hereunder, the party prevailing in such legal action shall be entitled to recover its reasonable attorneys fees and costs incurred therein.
     10. Miscellaneous. This Warrant and the Warrant Shares may be assigned by the Holder, provided that such transfer is in compliance with Section 4 of this Warrant and the transferee agrees to be bound by the terms and conditions herein. This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. This Warrant shall be governed by the laws of the State of California, as such laws are applied to contracts to be entered into and performed entirely in California by California residents, without regard to principles of conflict of laws thereunder. The headings in this Warrant are for purposes of convenience and reference only, and shall not be deemed to constitute a part hereof. Neither this Warrant nor any term hereof may be changed or waived orally, but only by an instrument in writing signed by the Company and Holder. All notices and other communications from the Company to Holder shall be delivered personally or mailed by first class mail, postage prepaid, to the address furnished to the Company in writing by Holder, and if mailed shall be deemed given three days after deposit in the United States mail.

COMPANY:

Mitem Corporation

By:	/s/ Gale R. Aguilar

Name:	Gale R. Aguilar

Title:	President and COO

Attachment 1
NOTICE OF EXERCISE
TO: Mitem Corporation
     1. The undersigned hereby elects to purchase                                          shares of Common Stock of Mitem Corporation, pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price in full, together with all applicable transfer taxes, if any.
     2. Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(Date)	(Name of Holder)

By:

Title:

Attachment 2
INVESTMENT REPRESENTATION STATEMENT
     The undersigned represents and warrants to Mitem Corporation (the “Company”) as follows:
     (a) The shares of Common Stock issued upon the exercise of the Warrant will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and the undersigned has no present intention of selling, granting participation in or otherwise distributing the same. The undersigned further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participations to such person or to any third person, with respect to any shares of Common Stock issued upon exercise of the Warrant.
     (b) The undersigned understands that the Common Stock issued upon exercise of the Warrant will not be registered under the Securities Act of 1933, as amended (the “Act”), and applicable state securities laws, on the ground that such issuance is exempt pursuant to Section 4(2) of the Act and exemptions relating to sales not by means of a public offering, and that the Company’s reliance thereon is predicated on the representations and warranties set forth herein.
     (c) The undersigned will not make a disposition of any shares of Common Stock issued upon the exercise of the Warrant unless and until it shall have furnished the Company with an opinion of counsel satisfactory to the Company to the effect that action necessary for compliance with the Act and applicable state securities laws has been taken or an exemption from the registration requirements of the Act and such laws is available.
     (d) The undersigned acknowledges that an investment in the Company is highly speculative and represents that it is able to fend for itself in this transaction, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investments, is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Act, and has the ability to bear the economic risks (including a total loss) of its investment. The undersigned has had an opportunity to ask questions of the Company concerning its business and assets, and has had all such questions answered by the Company.
     (e) The undersigned acknowledges that the Common Stock issued upon exercise of the Warrant must be held indefinitely unless registered under the Act or an exemption from such registration is available. The undersigned is aware of the provisions of Rule 144 promulgated under the Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

Dated:

(Typed or Printed Name)

By:

Title: